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                                                                        Ex. 10.2

                          EON LABS MANUFACTURING, INC.

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of this 11th day of February 2002 (the "Effective Date"), between Eon Labs Manufacturing, Inc. (the "Company"), and William F. Holt (the "Executive").

                                R E C I T A L S:

                  WHEREAS, the Company recognizes that the future growth, profitability and success of the Company's business will be substantially and materially enhanced by the employment of the Executive by the Company; and

                  WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

                  NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  Section 1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. During the Employment Term (as hereinafter defined), the Executive shall serve as Vice President Finance, Secretary, Treasurer and Chief Financial Officer of the Company, and in such other senior executive position or positions with the Company and its subsidiaries commensurate with the Executive's title as Vice President Finance, Secretary, Treasurer and Chief Financial Officer as the Board of Directors of the Company (the "Board") shall from time to time specify. During the Employment Term, the Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder, together with other senior executive duties, responsibilities and obligations commensurate with the Executive's title as the Board shall from time to time specify.

                  Section 2. TERM. Unless sooner terminated pursuant to Section 6 hereof, the Executive's employment hereunder shall commence on the Effective Date and shall continue during the period ending on the third anniversary of the Effective Date (the "Initial Employment Term"). Subject to Section 6 hereof, the Initial Employment Term shall be extended automatically without further action by either party by one additional year (added to the end of the Initial Employment Term) first on third anniversary of the Effective Date, and on each succeeding anniversary thereafter, unless, not later than ninety (90) days prior to the end of the Initial Employment Term (or extension thereof), either the Company or the Executive shall have notified the other in writing of its intention not to renew this Agreement. The Initial Employment Term, together with any extension thereof pursuant to this Section 2, shall be referred to as the "Employment Term."

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                  Section 3.  COMPENSATION.  During the Employment Term, the
Executive shall be entitled to the following compensation and benefits:

                  (a) SALARY. As compensation for the performance of the Executive's services hereunder, the Company shall pay to the Executive a salary of $178,000 per annum with increases, if any, as may be approved in writing by the Board (the "Salary"). The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

                  (b) ANNUAL BONUS. In the sole discretion of the Board, the Executive shall be eligible to receive an annual cash bonus; provided, however, that in the event the Company adopts an annual bonus plan for its senior executives, the Executive shall participate in such plan on the same basis as other senior executives of the Company (with appropriate adjustment due to differences in title and salary).

                  (c) BENEFITS. The Executive shall be entitled to an amount of paid vacation per year as provided in the Company's vacation policy, which shall in no event be less than four (4) weeks per year. In addition, the Executive shall be entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company. The Executive shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time.

                  Section 4. EXCLUSIVITY. During the Employment Term, the Executive shall devote his full working time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company, and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company, (ii) engage in personal investing activities and/or charitable activities consistent with the Company's policy regarding investments (which may change from time to time) or (iii) with the consent of the Board, serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that activities set forth in these clauses (i), (ii), or
(iii) either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

                  Section 5. REIMBURSEMENT FOR EXPENSES. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.


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                  Section 6.  TERMINATION AND DEFAULT.

                  (a) EARLY TERMINATION OF THE EMPLOYMENT TERM. The Employment Term shall earlier terminate upon the earliest to occur of (i) a termination of Executive's employment due to the Executive's death, (ii) a termination by reason of a Disability, where "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Executive's duties hereunder for a period of 120 consecutive days or 180 days during any 12-month period, (iii) a termination by the Company with or without Cause (as defined below), or (iv) a termination by Executive with or without Good Reason (as defined below).

                  (b) TERMINATION DUE TO DEATH OR DISABILITY. The Executive's employment shall terminate upon his death, or in the event of a Disability, upon delivery of written notice to the Executive of such termination by reason of the Executive's Disability. Upon such event, the Executive, or Executive's estate, as applicable, shall be entitled to receive the amounts specified in Section 6(f) below. The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

                  (c) TERMINATION BY THE COMPANY WITH OR WITHOUT CAUSE. The Company may terminate the Executive's employment at any time, with or without Cause. Termination of the Executive's employment hereunder shall be effective upon delivery of written notice of such termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure (except where due to sickness or other Disability), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 10 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall with reasonable specificity set forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect;
(iii) public or consistent drunkenness by the Executive or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Executive's duties hereunder; (iv) conviction of, or plea of guilty or NOLO CONTENDERE to, the commission of a felony by the Executive; (v) the commission by the Executive of an act of fraud or embezzlement against the Company; or (vi) the Executive's breach of any of the covenants provided in Section 7 hereof.

                  (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment with the Company for Good Reason upon thirty (30) days written notice, which notice shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) any material diminution in the nature or scope of Executive's functions, duties, position, responsibilities, or reporting relationships that are inconsistent with the Executive's titles or this Agreement, (ii) at any time following a Change in Control (as defined below), without the Executive's consent, the relocation of the Executive's principal office location more than fifty (50) miles from its current location, (iii) delivery written notice of resignation at any time and for any reason during the period commencing on the nine-month anniversary of a Change in Control and ending on the twelve-month anniversary of a Change in


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Control, or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; provided, however, that the term "Good Reason" shall not include a termination pursuant to Section 2 or Section 6(b) hereof. Notwithstanding the occurrence of any such event or circumstance above (other than clause (iii) above), such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as "Change in Control of the Company" as provided in the Company's Stock Option Plan (the "Option Plan").

                  (e) RESIGNATION BY THE EXECUTIVE. The Executive shall have the right to terminate his employment at any time by giving thirty (30) days written notice of his resignation.

                  (f) PAYMENTS UPON TERMINATION. (i) In the event that the Executive's employment terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, any unpaid Bonus in respect to any completed fiscal year which has ended prior to the date of termination, accrued but unused vacation and any unreimbursed expenses. Amounts owed by the Company in respect of the payments under Section 6(f)(i) hereof or reimbursement for expenses under the provisions of Section 5 hereof shall be paid within five (5) business days of any termination, except amounts payable with respect to unpaid Bonus, which shall be paid at such time bonus amounts are paid to other senior executives.

                           (ii)     In the event that prior to a Change in
Control, the Executive's employment is terminated by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof or a termination under Section 6(b) above) or by the Executive for Good Reason, in addition to the amounts specified in subsection (i) above, (A) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination for a period of twelve (12) months (the "Severance Term"); (B) the Company shall pay the Executive an aggregate amount equal to the Bonus payable or paid to the Executive in respect of the completed fiscal year which has ended prior to the date of termination, multiplied by a fraction, the numerator of which equals the number of months in the Severance Term, and the denominator of which equals 12, such amount to be payable in substantially equal monthly installments during the Severance Term; (C) during the Severance Term, the Company shall pay the monthly cost of health continuation coverage for the Executive and his dependents, as provided under COBRA, provided the Executive elects COBRA coverage; and (D) all outstanding options then held by the Executive shall immediately vest as to the number of covered shares which would otherwise have vested during the Severance Term, assuming no termination of employment had occurred. Payment of any amounts pursuant to this Section 6(f) shall be expressly conditioned upon the Executive's execution of a general waiver and release of claims against the Company and its officers, directors, agents, and affiliates.

                           (iii)    In the event that in connection with or
following a Change in Control, the Executive's employment is terminated by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof or a termination under


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Section 6(b) above) or by the Executive for Good Reason, in lieu of amounts payable and benefits provided to the Executive pursuant to subsection (ii) above, the Executive shall be entitled to receive (A) a lump-sum cash payment equal to two (2) times the sum of (x) the Executive's then-current Salary and
(y) the Bonus payable or paid to the Executive in respect of the completed fiscal year which has ended prior to the date of termination; (B) a lump-sum payment equal to twenty four (24) times the monthly cost of health continuation coverage for the Executive and his dependents, as provided under COBRA and as determined on the date of termination, whether or not the Executive elects such COBRA coverage; and (C) all outstanding options then held by the Executive shall immediately vest and be fully exercisable as of the date of such termination.

                           (iv)     Payment of any amounts pursuant to this
Section 6(f) shall be expressly conditioned upon the Executive's execution of a general waiver and release of claims against the Company and its officers, directors, agents, and affiliates.

                  (g) PAYMENT IN LIEU. In the event of termination of the Executive's employment due to the voluntary resignation by the Executive, the Company may, in its sole and absolute discretion, at any time after notice of termination has been given by the Executive, terminate this Agreement, provided that the Company shall pay to the Executive his then current Salary and continue benefits provided pursuant to Section 3(c) for the duration of the unexpired notice period.

                  (h) ADDITIONAL PAYMENTS.

                           (i)      In the event that payments or benefits made
or provided to the Executive under this Agreement and under any other plan, program or agreement of the Company, or any of their respective affiliates (the "Aggregate Payment") are or become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Additional Payment") such that the net amount retained by the Executive with respect to the Aggregate Payment, after deduction of any Excise Tax on the Aggregate Payment and any Federal, state and local income tax and Excise Tax on the Additional Payment (and any interest and penalties thereon), but before deduction for any Federal, state or local income or employment tax withholding on such Aggregate Payment, shall be equal to the amount of the Aggregate Payment.

                           (ii)     The determination of whether the Aggregate
Payment will be subject to the Excise Tax and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 6(h) shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company.


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                           (iii)    For purposes of determining the amount of
the Additional Payment, the Executive shall be deemed to pay:

                           (A)      Federal income taxes at the highest
         applicable marginal rate of Federal income taxation for the calendar year in which the Additional Payment is to be made, and

                           (B) Any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Additional Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

                           (iv)     In the event that the Excise Tax is
subsequently determined by the Auditor or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Additional Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Additional Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Additional Payment, plus interest on the amount or such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Additional Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued if the Executive's good faith claim for refund or credit is denied.

                           (v)      In the event that the Excise Tax is later
determined by the Auditor or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Additional Payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (i) SURVIVAL OF OPERATIVE SECTIONS. Upon any termination of the Executive's employment, the provisions of Section 6(f), Section 6(g),
Section 6(h) and Section 7 through Section 19 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

                  Section 7. RESTRICTIVE COVENANTS. The Executive acknowledges and agrees that the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets and by his employment with the Company, the Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial


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detriment. For purposes of this Section 7, references to the Company shall be deemed to include its subsidiaries.

                  (a) CONFIDENTIAL INFORMATION. At any time during and after the end of the Employment Term, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or
(ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company ("Confidential Information"). Executive's obligation under this Section 7(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the breach of the Executive of this
Section 7(a); (iii) is known to the Executive prior to the Executive's receipt of such information from the Company any of its subsidiaries, as evidenced by written records of the Executive; or (iv) is disclosed after termination of the Executive's employment to the Executive by a third party not under an obligation of confidence to the Company.

                  (b) NON-COMPETITION. The Executive covenants and agrees that during the Employment Term and for a period extending to the first anniversary of the Executive's termination of employment for any reason (the "Restricted Period"), with respect to any State in which the Company is engaged in business at the time of such termination, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for (i) any entity which competes to a material extent with the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged in and as to which Executive has knowledge at the time of Executive's termination of employment, or (ii) any entity in which any such relationship with the Executive would result in the inevitable use or disclosure of Confidential Information. Notwithstanding anything herein to the contrary, this Section 7(b) shall not prevent the Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

                  (c) NON-SOLICITATION; NON-INTERFERENCE. During the Restricted Period, the Executive shall not, directly or indirectly, for his own account or for the account of any other individual or entity (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person's employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.


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                  (d) NON-DISPARAGEMENT. The Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither he, nor anyone acting on his behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about the Company, or any of the Company's current officers, directors, employees, shareholders or lenders or any persons who were officers, directors, employees, shareholders or lenders of the Company; or (ii) without the Company's prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company.

                  (e) RETURN OF DOCUMENTS; COMPANY PROPERTY. In the event of the termination of Executive's employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company in his possession, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  (f) WORKS FOR HIRE. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Term ("Developments"); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive's time, AND (i) which do not relate (A) to the business of the Company or its affiliates or (B) to the Company's or its affiliates actual or demonstrably anticipated research or development, and (ii) which do not result from any work performed by the Executive for the Company. Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Term. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive agrees to assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC ` 101). To the extent allowed by law, this Section 7(f) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" ("Moral Rights"). To the extent Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. The Executive will confirm any such waivers and consents from time to time as requested by the Company.


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                  (g) BLUE PENCIL. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 7 unenforceable, the other provisions of this Section 7 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

                  Section 8. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 7(b) or Section 7(c) hereof and during any other period required for litigation during which the Company seeks to enforce this covenant against the Executive if it is ultimately determined that such person was in breach of such covenants.

                  Section 9. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive represents that:

                  (a) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound,

                  (b) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound, and

                  (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

                  Section 10. TAXES. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  Section 11. INDEMNIFICATION. The Company shall indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of the State of New York, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and By-Laws of the Company as in effect at such time or on the date of this


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Agreement, whichever affords or afforded greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense hereof and the employment of counsel and payment of all fees and expenses.

                  Section 12. BINDING ARBITRATION. Without limiting the remedies available to the Company pursuant to Section 8, any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (with the exception that there will be a panel of three arbitrators rather than a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by the Company and Executive, and neither party shall be entitled to recover attorney's fee or costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. The location for the arbitration shall be New York City, New York. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  Section 13. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

                  (a) THE COMPANY. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                  (b) THE EXECUTIVE. The Executive's rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; PROVIDED, HOWEVER, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                  Section 14. WAIVER AND AMENDMENTS. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; PROVIDED, HOWEVER, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any


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

subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  Section 15. SEVERABILITY AND GOVERNING LAW. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                  Section 16. NOTICES.

                  (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Executive may be given to the Executive personally or may be mailed to Executive at the Executive's last known address, as reflected in the Company's records.

                  (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

                  Section 17. SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  Section 18. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

                  Section 19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                             *   *   *   *   *


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

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





                                         EON LABS MANUFACTURING, INC.



                                         By:    /s/Bernhard Hampl
                                            ------------------------------------
                                            Name: Bernhard Hampl
                                            Title:  President and CEO




                                      EXECUTIVE

                                         /s/ William F. Holt
                                      ------------------------------------------
                                      William F. Holt


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